Exhibit 10.3

Heron Therapeutics, Inc.

Amended and Restated 2007 Equity Incentive Plan

Notice of Stock Option Grant

Heron Therapeutics, Inc., a Delaware corporation (the “Company”) has awarded to you (“Awardee”) an option to purchase up to the number of shares of Common Stock set forth below (this “Option”) under its Amended and Restated 2007 Equity Incentive Plan (the “Plan”).

Awardee Name:

Grant Date:

Exercise Price per Share:

Number of Shares:

Type of Option:	[Incentive Stock Option][Nonstatutory Stock Option]

Expiration Date:	The trading day immediately preceding the tenth anniversary of the Grant Date (subject to Section 3 of this Grant Agreement and Section 14 of the Plan).

Vesting Schedule:

Subject to the Awardee’s Continuous Service and other limitations set forth in the Plan and this Grant Agreement (as defined below), the Option shall become vested and exercisable in accordance with the following schedule (the “Vesting Schedule”):

[[Use for new hires: The Option shall vest over a period of four years with 1/4th of the Option to vest on [DATE] and an additional 1/48th of the Option to vest on each monthly anniversary thereafter, such that the Option shall be 100% vested on [DATE].] [Use for all other grants: The Option shall vest over a period of four years with 1/48th of the Option to vest on [DATE] and on each monthly anniversary thereafter, such that the Option shall be 100% vested on [DATE].]

[Insert performance-based vesting schedule, if applicable.]

If the Vesting Schedule would result in a fractional Share vesting on any vesting date, the number of Shares that vest on that vesting date will be rounded down to the nearest whole Share and such fractional Shares shall remain unvested until one Share can vest and such whole Share shall vest on the next applicable vesting date (if any).

Capitalized terms used but not defined in this Notice of Stock Option Grant (this “Notice”) or the attached Option Terms and Conditions (including any appendices and exhibits attached thereto)

will have the same meanings specified in the Plan. The Notice and the Option Terms and Conditions are collectively referred to as the “Grant Agreement” applicable to this Option.

By accepting this Option (whether electronically or otherwise), Awardee acknowledges and agrees to the following:

1.
This Option is governed by the terms and conditions of this Grant Agreement and the Plan. In the event of a conflict between the terms of the Plan and this Grant Agreement, the terms of the Plan will prevail.

2.
Awardee has received a copy of the Plan, this Grant Agreement, the Plan prospectus (if required under Applicable Laws), and the Company’s insider trading policy, and represents that Awardee has read these documents and is familiar with their terms. Awardee further agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee and the Administrator regarding any questions relating to this Option and the Plan.

3.
Vesting of this Option is subject to Awardee’s Continuous Service as an Employee, Director, or Consultant, which is for an unspecified duration and may be terminated at any time, with or without Cause, and nothing in this Grant Agreement or the Plan changes the nature of that relationship.

4.
The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding participation in the Plan. Awardee should consult with Awardee’s own personal tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Plan.

5.
Awardee consents to electronic delivery and participation as set forth in the Plan and this Grant Agreement.

6.
If Awardee does not decline this Option within ninety (90) days of the Grant Date or by such other date that may be communicated to Awardee by the Company, the Company will accept this Option on Awardee’s behalf and Awardee will be deemed to have accepted the terms and conditions of this Option set forth in the Plan and this Grant Agreement. If Awardee wishes to decline this Option, Awardee should promptly notify Human Resources. If Awardee declines this Option, this Option will be cancelled and no benefits from this Option nor any compensation or benefits in lieu of this Option will be provided to Awardee.

Heron Therapeutics, Inc.	Awardee
By:	Signature:
Title:	Date:

Heron Therapeutics, Inc.

Amended and Restated 2007 Equity Incentive Plan

Option Terms and Conditions

1.
Grant of Option. Capitalized terms used in this Grant Agreement but not defined in this Grant Agreement will have the same meanings specified in the Plan. Awardee has been granted an Option to purchase up to the number of Shares set forth in the Notice at the Exercise Price set forth in the Notice. If designated in the Notice as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, even if this Option is intended to be an Incentive Stock Option, it will be treated as a Nonstatutory Stock Option to the extent that it exceeds the $100,000 limit contained in Section 422(d) of Code, as provided in Section 10(b) of the Plan.

2.
Exercise of Option. This Option is exercisable during its term in accordance with the Vesting Schedule contained in the Notice and the applicable provisions of the Plan and this Grant Agreement. Awardee may exercise the vested portion of this Option only by following the option exercise procedures established by the Administrator and payment of the aggregate Exercise Price for the Shares to be purchased, together with any applicable taxes.

3.
Method of Payment. The Administrator shall determine the acceptable method of payment, either through the terms of this Grant Agreement or at the time of exercise of the Option. Acceptable forms of consideration may include:

a.
cash;

b.
check or wire transfer (denominated in U.S. Dollars);

c.
other Shares held by the Awardee which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option shall be exercised;

d.
cashless “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price; provided that the Company shall accept a cash or other payment from the

Awardee to the extent of any remaining balance of the exercise price not satisfied by such reduction in the number of whole Shares to be issued;

e.
such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

f.
any combination of the foregoing methods of payment.

4.
Option Term.

a.
Maximum Term. This Option will in all events expire at the close of business at Company headquarters on the Expiration Date specified in the Notice, unless it terminates earlier in connection with the termination of Awardee’s Continuous Service (as provided below) or a Change in Control (as provided in the Plan).

b.
Post-Termination Exercise Period. If Awardee’s Continuous Service terminates prior to the Expiration Date of this Option other than for Cause, the unvested portion of this Option will automatically expire on Awardee’s date of termination, and the vested portion of this Option will remain outstanding and exercisable for the following periods, unless otherwise determined by the Committee:

i.
three (3) months following a termination for any reason other than Cause, Total and Permanent Disability, or death;

ii.
twelve (12) months following a termination due to Total and Permanent Disability; and

iii.
twelve (12) months following the date of Awardee’s death, if Awardee dies while in Continuous Service, or during the period provided in clauses (i) or (ii) above.

c.
Termination for Cause. If Awardee’s Continuous Service is terminated for Cause, this Option will terminate and be forfeited immediately upon such Awardee’s Termination of Continuous Service, and Awardee will be prohibited from exercising any portion (including any vested portion) of this Option on or after the date of such Termination of Continuous Service. If Awardee’s Continuous Service is suspended pending an investigation of whether Awardee’s Continuous Service will be terminated for Cause, all of Awardee’s rights under this Option, including the right to exercise such Options, shall be suspended during the investigation period.

d.
Determination of Termination Date. For purposes of this Option, Awardee’s Continuous Service will be considered terminated as of the date Awardee is no longer actively providing services to the Company or one of its Parents, Subsidiaries, or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Awardee is employed or the terms of Awardee’s employment agreement, if any). The Committee shall have the exclusive discretion to determine when Awardee is no longer actively providing services for purposes of this Option (including whether Awardee may still be considered to be providing services while on a leave of absence).

e.
Automatic Exercise. Notwithstanding any other provision of this Grant Agreement to the contrary, if, on the Expiration Date, (i) there remains an outstanding portion of the Option that is vested and exercisable, and (ii) the Fair Market Value of a Share exceeds the per share Exercise Price of the Option by at least $0.01, such portion shall, unless otherwise determined by the Company, be automatically exercised on such trading day. The Company shall determine whether the aggregate Exercise Price and any related taxes shall be settled by the Company withholding the relevant number of Shares or by a broker-assisted net exercise mechanism. Such automatic exercise shall not apply to the Option if the Awardee notifies the Company in writing, at least thirty (30) business days prior to such automatic exercise, that such auto-exercise shall not occur. This Section shall not apply to the Option to the extent that this Section causes the Option to fail to qualify for favorable tax treatment under Applicable Law. In its discretion, the Company may determine to cease the automatic exercise provided for in this Section.

5.
Non-Transferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Awardee only by Awardee. The terms of the Plan and this Grant Agreement will be binding upon the executors, administrators, heirs, successors, and assigns of Awardee.

6.
Taxes.

a.
Responsibility for Taxes. By accepting this Option, Awardee acknowledges that, regardless of any action taken by the Company or, if different, any Parent, Subsidiary, or Affiliate that employs Awardee (the “Employer”), the ultimate liability for all taxes is and remains Awardee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Awardee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any taxes in connection with any aspect of this Option, including, but not limited to, the grant, vesting, or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Awardee’s liability for taxes or achieve any particular tax result. Further, if Awardee is subject to taxes in more than one jurisdiction, as applicable, Awardee acknowledges that the Company and/or the Employer may be required to withhold or account for taxes in more than one jurisdiction. Awardee agrees to pay to the Company or the Employer any amount of taxes that the Company or the Employer may be required to withhold or account for as a result of Awardee’s participation in the Plan that cannot be satisfied by the means described in this Section. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Awardee fails to comply with Awardee’s obligations in connection with the taxes.

b.
Withholding. Prior to the relevant taxable or tax withholding event, as applicable, Awardee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all taxes. In this regard, Awardee authorizes the Company or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all taxes by one or a combination of the following:

i.
withholding from Awardee’s wages or other cash compensation paid to Awardee by the Company and/or the Employer or any Parent, Subsidiary, or Affiliate;

ii.
withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Awardee’s behalf pursuant to this authorization and without further consent);

iii.
withholding Shares to be issued upon exercise of this Option, provided the Company only withholds a number of Shares necessary to satisfy no more than the withholding amounts determined based on the maximum permitted statutory rate applicable in Awardee’s jurisdiction;

iv.
Awardee’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

v.
any other arrangement approved by the Committee and permitted under Applicable Laws.

Withholding for taxes will be made in accordance with Section 13(d) of the Plan and such rules and procedures as may be established by the Administrator, and in compliance with the Company’s insider trading policy, if applicable. In the event the Company or the Employer withholds more than the taxes using one of the methods described above, Awardee may receive a refund of any over-withheld amount in cash but will have no entitlement to the Shares sold or withheld.

7.
Notice of Disqualifying Disposition of Incentive Stock Option Shares. If Awardee is subject to taxes in the United States and sells or otherwise disposes of any of the Shares acquired pursuant to an Incentive Stock Option on or before the later of (a) two years after the Grant Date, or (b) one year after the exercise date, Awardee will immediately notify the Company in writing of such disposition.
8.
Nature of Grant. In accepting this Option, Awardee acknowledges, understands and agrees that: (a) the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of grants, even if grants have been made in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) Awardee is voluntarily participating in the Plan; (e) this Option and the Shares allocated to this Option are not intended to replace any pension rights or compensation and are outside the scope of Awardee’s employment contract, if any; (f) this Option and the Shares allocated to this Option, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of- service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (g) unless otherwise provided in the Plan or by the Company in its discretion, this Option and the benefits evidenced by this Grant Agreement do not create any entitlement to have this Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and (h) neither the Company nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between Awardee’s local currency and the United States Dollar or the selection by the Company or any one of its Affiliates in its sole discretion of an applicable foreign exchange rate that may affect the value of this Option (or the calculation of income or taxes thereunder) or of any amounts due to Awardee pursuant to the settlement of this Option or the subsequent sale of the Shares allocated to this Option.

9.
Code Section 409A. It is intended that the terms of this Option will not result in the imposition of any tax liability pursuant to Code Section 409A, and this Grant Agreement shall be construed and interpreted consistent with that intent.
10.
Data Privacy. Awardee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Awardee’s personal data as described in this Grant Agreement and any other grant materials by and among the Company and its Affiliates for the purpose of implementing, administering and managing Awardee’s participation in the Plan. Awardee understands that the Company and its Affiliates may hold certain personal information about Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all grants, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Awardee’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. Awardee understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan. Awardee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Awardee’s country. Awardee authorizes the Company, the stock plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Awardee’s participation in the Plan. Further, Awardee understands that Awardee is providing the consents herein on a purely voluntary basis. If Awardee does not consent, or if Awardee later seeks to revoke Awardee’s consent, or instructs the Company to cease the processing of the Data, Awardee’s Continuous Service will not be adversely affected; the only adverse consequence of refusing or withdrawing Awardee’s consent or instructing the Company to cease processing, is that the Company would not be able to grant Awardee Options, Awards or any other equity awards or administer or maintain such awards. Therefore, Awardee understands that refusing or withdrawing Awardee’s consent may affect Awardee’s ability to participate in the Plan. For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee understands that Awardee may contact Awardee’s local human resources representative.
11.
Governing Law and Venue. This Grant Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Grant Agreement, the parties hereby submit to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the courts of the State of Delaware, or the federal courts for the United States for the District of Delaware and no other courts, where this grant is made and/or to be performed.

12.
Addendum and Sub-Plans. Notwithstanding any provisions in this Grant Agreement, this Option shall be subject to any special terms and conditions set forth in any addendum to this Grant Agreement for Awardee’s country. Moreover, if Awardee relocates to one of the countries included in the addendum (if any), the special terms and conditions for such country will apply to Awardee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The addendum (if any) constitutes part of this Grant Agreement. Further, the Plan shall be deemed to include any special terms and conditions set forth in any applicable sub-plan for Awardee’s country, and, if Awardee relocates to a country for which the Company has established a sub-plan, the special terms and conditions for such country will apply to Awardee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
13.
Entire Agreement; Enforcement of Rights; Amendment. This Grant Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, agreements, commitments, negotiations and arrangements between them. Except as contemplated by the Plan, no modification of or amendment to this Grant Agreement, nor any waiver of any rights under this Grant Agreement, shall be effective unless in writing signed by the parties to this Grant Agreement to the extent it would materially impair the rights of Awardee. The failure by either party to enforce any rights under this Grant Agreement shall not be construed as a waiver of any rights of such party. Notwithstanding anything to the contrary in the Plan or this Grant Agreement, the Company reserves the right to revise this Grant Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Awardee, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition or costs under Code Section 409A in connection with this Option.
14.
Severability. If one or more provisions of this Grant Agreement are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Grant Agreement, (b) the balance of this Grant Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of this Grant Agreement shall be enforceable in accordance with its terms.
15.
Language. If Awardee has received this Grant Agreement, the Plan or any other document related to this Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
16.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on Awardee’s participation in the Plan, on this Option and on any Shares purchased upon exercise of this Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Awardee to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17.
Notices. Any notice, demand or request required or permitted to be given under this Grant Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax, or forty-eight (48) hours after being deposited in the U.S. mail or a comparable foreign mail service, as certified or registered mail with postage or shipping charges prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address, email or fax number set forth in the Company’s books and records.
18.
Counterparts. This Grant Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile, email or other electronic execution and delivery of this Grant Agreement (including but not limited to execution by electronic signature or click-through electronic acceptance) shall constitute valid and binding execution and delivery for all purposes and shall be deemed to be, and have the effect of, an original signature.
19.
Successors and Assigns. The rights and benefits of this Grant Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.
20.
Consent to Electronic Delivery and Participation. By accepting this Option, Awardee agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, and consents to the electronic delivery of this Grant Agreement, the Plan, account statements, Plan prospectuses (if any), and all other documents, communications, or information related to this Option and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Awardee acknowledges that Awardee may receive from the Company a paper copy of any documents delivered electronically at no cost if Awardee contacts the Company by telephone, through a postal service, or electronic mail to Stock Administration.
21.
Clawback. Notwithstanding any other provision herein to the contrary, any performance-based compensation, or any other amount, paid to the Awardee pursuant to an Award, including this Option, which is subject to recovery under any law, government regulation, stock exchange listing requirement, or any policy adopted by the Company will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or policy adopted by the Company. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any Awardee and the Company.